Exhibit 4.2

                                  SkyMall, Inc.

                             Stock Option Agreement

     This Stock Option Agreement ("Agreement") made as of the _____ day of ____________, 19___, by and between SKYMALL, INC., a Nevada corporation (the "Company"), and _______________________ ("Optionee").

                                    Recitals

     The Company, through its Board of Directors (the "Board"), has determined that in order to attract and retain key personnel for positions of substantial responsibility, to provide additional incentive to employees of the Company and to promote the success of the Company's business, it must offer a compensation package that provides key employees of the Company a chance to participate financially in the success of the Company by developing an equity interest in it.

     The  Company  has  adopted  the 1994 Stock  Option  Plan,  as amended  (the
"Plan").

     By this Agreement, the Company and the Optionee desire to establish the terms upon which the Company is willing to grant to the Optionee, and upon which the Optionee is willing to accept from the Company an option to purchase shares of the Company's $.001 par value common stock (the "Common Stock").

                                    Agreement

     The parties agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, the Company grants to Optionee an incentive stock option (the "Option") to purchase ____________________________ (________) shares of its Common Stock (the
"Option Shares") pursuant to the Plan. The grant date (the "Grant Date") of the Option shall be the date of this Agreement. The Option granted hereunder shall be an incentive stock option, as defined in Section 422 of the Internal Revenue Code.

     2.   TIME OF EXERCISE. The Option may be exercised as follows:

                                              Cumulative Percentage of
                                                  Shares Subject to
           Elapsed Number of                     Option as to Which
        Years After Grant Date                 Option May be Exercised
        ----------------------                ------------------------

                 None                                  None
                 One                                    33%
                 Two                                    66%
                 Three                                 100%

     3. METHOD OF EXERCISE. The Option shall be exercised by delivery of the notice in the form attached hereto as Exhibit A (the "Notice") to the Secretary

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of the  Company  together  with a check in payment  of the Option  price for the number of Option Shares specified and including applicable federal and state withholding taxes. Optionee may pay for the Option Shares through delivery of SkyMall, Inc. Common Stock with a fair market value equal to the Exercise Price (as defined below) including applicable federal and state withholding taxes. Options may be exercised only with respect to whole shares.

     4. EXERCISE PRICE. The price to be paid for the Option Shares (the "Exercise Price") shall be $______ per share, which was not less than the fair market value of the Option Shares as determined by the Board or a committee of the Board (the "Committee") on the Grant Date, or, in the case of an option granted to an employee who, on the Grant Date, owns ten percent (10%) or more of the Common Stock, as such amount is calculated under Section 422A(b)(6) of the Internal Revenue Code, as amended ("Code"), not less than one hundred and ten percent (110%) of the fair market value of the Option Stock.

     5. TERMINATION OF OPTION. Except as provided in Section 9.2, the Option, to the extent not exercised, shall terminate upon the first to occur of:

          (a) termination of employment of the Optionee; provided, however, that the Option, to the extent exercisable on the date of termination of employment, may be exercised for a period of ninety days after termination of employment if the termination is for any reason other than termination of employment by Company for cause; or

          (b) ten years from the date of this Agreement.

     6. REDUCTION IN OPTIONED SHARES. The number of Option Shares to which an Optionee is entitled shall be reduced by the number of Option Shares purchased by Optionee.

     7. NON-TRANSFERABILITY OF OPTION. This Option is not transferable by the Optionee, but in the event of Optionee's death may be exercised for a period of ninety days from the date of the Optionee's death by Optionee's personal representative to the extent it would have been exercisable by Optionee.

     8. RIGHTS PRIOR TO EXERCISE. The Optionee shall have no rights as a shareholder with respect to any Option Shares until the date of issuance of a share certificate to the Optionee for such Option Shares.

     9.   ADJUSTMENTS.

          9.1. In the event of any stock split, reverse stock split, stock divided, combination or reclassification of shares of Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number and kind of Option Shares (including any Option outstanding after termination of employment or death) and the Exercise Price per share shall be proportionately and appropriately adjusted without any change in the aggregate Exercise Price to be paid therefor upon exercise of the Option.

          9.2. Upon the sale of all or substantially all of the assets of the Company, or a merger pursuant to which (i) the Company is not the surviving corporation (other than a merger that is only a change in form), or (ii) substantially all of the officers of the Company immediately prior to the merger do not continue to be officers immediately after the merger, all outstanding Options shall be immediately exercisable without regard to the vesting provisions of Section 2. Each Optionee shall be given written notice of a period of no less than thirty days during which each Optionee may exercise the outstanding Option. If an Option is not exercised within such period, the Option shall terminate.

     10.  NOTICES.

          10.1 Any notice to be given under the terms of the Agreement ("Notice") shall be addressed to the Company in care of its General Counsel at 1520 East Pima Street, Phoenix, Arizona 85034, or at its then current corporate headquarters. Notice to be given to the Optionee shall be addressed to him or her or at his or her then current residential address as appearing on the payroll records.

          10.2 Notice shall be deemed duly given when enclosed in a properly sealed envelope and deposited by certified mail, return receipt requested, in a post office or branch post office regularly maintained by the United States Government.

     11. NOTIFICATION OF DISPOSITION OF SHARES. The Optionee hereby acknowledges that a disposition of shares of Common Stock acquired upon the exercise of the Option within two (2) years from the Grant Date or within one
(1) year after the transfer of such shares of Common Stock to him or her would result in detrimental income tax consequences to the Optionee. The Optionee hereby agrees to promptly notify the Company of any disposition of shares of Common Stock within either of the above time limitations.

     12. MODIFICATION OF AGREEMENT. The Board or the Committee may at any time and from time to time direct that the Agreement be modified in such respects deemed advisable in order that the Option shall constitute an incentive stock option pursuant to Section 422A of the Code.

     13. TRANSFERABILITY OF OPTION. The Option shall not be transferable by the Optionee otherwise than by the will or the laws of descent and distribution, or to the extent permitted by Code Section 422 and may be exercised during the life of the Optionee only by the Optionee.

     14. NOT A CONTRACT OF EMPLOYMENT. Nothing contained in the Plan or in any Option Agreement executed pursuant to the Plan shall be deemed to confer upon any individual to whom an Option may be granted hereunder any right to remain in the employ or service of the Company or a parent or subsidiary corporation of the Company.

     15. PROVISIONS OF PLAN. The provisions of the Plan are expressly incorporated herein and made an integral part hereof as though set forth herein. Capitalized terms not otherwise defined herein shall have the same meaning as ascribed to them in the Plan.


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

     16. EXECUTION. The parties hereto have executed this Agreement effective as of the date first above written.

                                             SKYMALL, INC., a Nevada corporation



                                             By:  ______________________________

                                                  Its __________________________

                                             OPTIONEE:



                                             ___________________________________


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
                                                                      EXHIBIT A

                               Notice of Exercise
                                       of
                                  Stock Option

     I hereby exercise the Option granted to me by SkyMall, Inc. ("Company") under the 1994 Stock Option Plan, as amended (the "Plan") and notify you of my desire to purchase __________ shares of Common Stock of the Company.

     I would like to pay the exercise price of this Option in the following manner:

     [ ] Enclosed is my check in the amount of $____________ in full payment for such shares; or

     [ ] Enclosed are ____________ shares of Common Stock of the Company that I owned prior to the exercise of this Option with a value equal to the exercise price of this Option; or

     [ ] Enclosed is my check in the amount of $____________ and ____________ shares of Common Stock of the Company which, in the aggregate, have a value equal to the exercise price of this Option, or

     [ ] With the Company's permission, I hereby agree that (i) I will arrange through a broker for the sale of that number of shares of Common Stock of the Company that have a value equal to the exercise price of this Option and (ii) I will arrange for the proceeds of such sale to be wire transferred to the Company and that the Company may use the proceeds of such sale to discharge my liability to pay to the Company the exercise price of this Option, (iii) the Company shall not be obligated to deliver any shares of Common Stock until such time as the Company has received said proceeds of sale, and (iv) the Company may deliver to the broker referred to in (i) above the shares for which I have arranged such a sale and that the Company shall only be obligated to deliver to me the balance of such shares.

     I understand that, in the event this Option does not qualify as an Incentive Stock Option (within the meaning of Section 422 of the Internal Revenue Code) at the time of my exercise, the exercise of this Option may produce taxable wage income subject to withholding. In such event, I agree to promptly pay to the Company in cash such amount as the Company shall reasonably require to satisfy such withholding obligation or to authorize the Company to sell additional shares of Common Stock acquired on the exercise of this Option and to use the proceeds of such sale to satisfy such withholding obligation.

                                           OPTIONEE:

DATE:  ______________________              _____________________________________
                                           Signature

                                           _____________________________________
                                           Print Name

                                           _____________________________________
                                           Social Security Number